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                                                                    EXHIBIT 11.1

              NAVIGATION TECHNOLOGIES CORPORATION AND SUBSIDIARIES

                COMPUTATION OF PRO FORMA NET LOSS PER SHARE

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                        ACTUAL                 PRO FORMA
                                ----------------------- -----------------------
                                             SIX MONTHS              SIX MONTHS
                                 YEAR ENDED    ENDED     YEAR ENDED    ENDED
                                DECEMBER 31,  JUNE 30,  DECEMBER 31,  JUNE 30,
                                    1995        1996        1995        1996
                                ------------ ---------- ------------ ----------
Net loss.......................   $(56,912)   $(37,118)   $(67,179)   $(43,293)
                                  --------    --------    --------    --------
Shares used in per share
 computation:
 Convertible preferred stock
  outstanding..................      8,323      11,554       8,323      11,554
 Common stock outstanding......     12,138      11,657      12,138      11,657
 SAB No. 83 shares, treasury
  stock method.................      1,577       1,577       1,577       1,577
 Acquisition adjustment, as if
  converted basis..............        --           --       2,849       2,849
                                  --------    --------    --------    --------
                                    22,038      24,788      24,887      27,637
                                  --------    --------    --------    --------
Pro forma net loss per share...   $  (2.58)   $  (1.50)   $  (2.70)   $  (1.57)
                                  ========    ========    ========    ========
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